EXHIIBT 4.3

FIRST AMENDMENT TO LOAN AGREEMENT AND CONSENT

          This First Amendment to Loan Agreement and Consent is executed effective January 30, 2001 by and among PNC Bank, National Association (“PNC”), as agent (in such capacity, “Agent”) for the financial institutions (collectively the “Lenders”) that are now or that may hereafter become a party to the Credit Agreement (as defined below), and Perma-Fix Environmental Services, Inc. (the “Borrower”).

RECITALS

          PNC, as Agent for the Lenders, has established a credit facility for the Borrower (the “Senior Credit Facility”), as evidenced by that certain Revolving Credit, Term, Loan and Security Agreement, dated as of December 22, 2000 (the “Credit Agreement”) by and among the Agent, the Lenders and the Borrower.

          BHC Interim Funding, L.P. (“BHC”) has proposed to extend credit to the Borrower in an amount up to $6,000,000.00 (the “BHC Loan”) to be evidenced and secured by a certain Loan Agreement, Promissory Note, Warrant and certain other documents executed in connection therewith (the “BHC Documents”).

           The Borrower has requested and PNC has agreed to consent to the BHC Loan and to the BHC Documents, and in order to facilitate the BHC Loan transaction, the Borrower has requested and PNC has agreed to amend a certain provision of the Credit Agreement.

          Now Therefore, for good and valuable consideration the parties hereto agree as follows:

1.        Defined Terms. Except as otherwise defined herein, all terms defined in the Credit Agreement will have the same meaning herein.

2.        Amendment. PNC, as Agent for the Lenders, hereby agrees to amend the provisions of paragraph 7.4 of the Credit Agreement by deleting the last two sentences thereof and adding the following:

“Notwithstanding the foregoing, Borrower will be entitled to use all proceeds received by the Borrower or any of the Subsidiaries generated from issuances of equity or subordinated Indebtedness from and after January 30, 2001, to pay Subordinated Loans and to pay any other Indebtedness owing by Borrower to any Person other than PNC or the Lenders, including but not limited to BHC Interim Funding, L.P. and RBB Bank.”

3.        Consent. PNC hereby consents to the BHC Loan and to the execution and delivery of the BHC Documents and the granting of liens to BHC pursuant to the terms of the BHC Documents. PNC acknowledges and agrees that PNC has previously received prior drafts of the BHC documents and all other information regarding the BHC Loan required by PNC in order to grant such consent.

4.        Full Force and Effect. Except to the extent amended hereby, all of the terms, covenants and conditions contained in the Credit Agreement will remain in full force and effect and the liens created thereby will remain unabated and uninterrupted.

This instrument has been executed effective as of the date first above written.

PNC Bank, National Association, as Agent
For the Lenders

By:	/s/ Wing Louie
Name:	Wing Louie
Title:	Vice President

Perma-Fix Environmental Services, Inc.,

By:	Richard T. Kelecy
Name:	Richard T. Kelecy
Title:	Vice President

Created by Morningstar® Document ResearchSM
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Source: PERMA FIX ENVIRONMENTAL SERVICES INC, 8-K, February 26, 2001

          11.       Headings. The headings of various sections of this Warrant Certificate have been inserted for reference only and shall not be a part of this Agreement.

          12.      Subject to Warrant Agreement. This Warrant Certificate is subject to the terms and conditions set forth in the Warrant Agreement. In the event of a conflict between this Warrant and the Warrant Agreement, the Warrant Agreement shall control.

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

          Dated as of December 22, 2000.

PERMA-FIX ENVIRONMENTAL
SERVICES, INC.

By:	/s/ Richard T. Kelecy
Richard T. Kelecy
Vice President and Chief Financial Officer